Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-194323, No. 333-189962, No. 333-203485, No. 333-208830, No. 333-211997, and 333-215407 on Form S-8 of PTC Therapeutics, Inc. of our report dated May 10, 2017, relating to the financial statements of the Emflaza Business appearing in this Current Report on Form 8-K/A dated July 3, 2017 of PTC Therapeutics, Inc.

/s/ Deloitte & Touche LLP
Chicago, Illinois
July 3, 2017